Exhibit 10.12

PRE-PAID PURCHASE #1

_______, 2026	U.S. $5,425,000.00

FOR VALUE RECEIVED, BirchBioMed Inc., a British Columbia corporation (“Company”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company (“Investor”), $5,425,000.00 and any interest, fees, charges, and late fees accrued hereunder in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Pre-Paid Purchase #1 (this “Pre-Paid Purchase”), which is issued and made effective as of __________, 2026 (the “Effective Date”). This Pre-Paid Purchase is issued pursuant to that certain Securities Purchase Agreement dated October 1, 2026 by and between Company and Investor (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference. All references to $ or dollars herein are to United States dollars.

This Pre-Paid Purchase carries an original issue discount of $400,000.00 (“OID”). In addition, Company agrees to pay $25,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Pre-Paid Purchase (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Pre-Paid Purchase and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Pre-Paid Purchase shall be payable as set forth in the Purchase Agreement.

1. PPP Terms.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America, as provided for herein, and delivered to Investor at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. At any time following the date that is five (5) months from Initial Listing Date, with ten (10) Trading Days’ prior written notice, Company may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Purchase Notice (as defined below) from Investor where the applicable Purchase Shares (as defined below) have not yet been delivered). For the avoidance of doubt, during the ten (10) Trading Day prepayment notice period, Investor shall retain the right to submit Purchase Notices, if applicable. If Company exercises its right to prepay this Pre-Paid Purchase, Company shall make payment to Investor of an amount in cash equal to one hundred fifteen percent (115%) multiplied by the portion of the Outstanding Balance Company elects to prepay. Company will lose the right to prepay this Pre-Paid Purchase if Company elects to prepay this Pre-Paid Purchase and fails to do so on the date set forth in the prepayment notice sent to Investor.

1.3. Maturity Date. Any remaining Outstanding Balance will be due on the date that is eighteen (18) months from the Effective Date.

1.4. Security. This Pre-Paid Purchase is unsecured.

2. Effectiveness of Registration Statement. Company shall cause the Second Registration Statement (as defined in the Purchase Agreement) to be declared effective by the SEC within ninety (90) days of the Effective Date. If the Second Registration Statement has not been declared effective by such date, then the Outstanding Balance will automatically increase by three quarters of one percent (0.75%) on the ninety-first (91st) day from the Effective Date and continue to increase by three quarters of one percent (0.75%) for each thirty (30) days that the Second Registration Statement is not declared effective until the Purchase Shares can be sold pursuant to Rule 144.

3. Investor Purchases.

3.1. Purchases; Purchase Mechanics. Upon the terms and subject to the conditions of this Pre-Paid Purchase, Investor, at its sole discretion, shall have the right, but not the obligation, to purchase from Company, and Company shall issue and sell to Investor, Purchase Shares by the delivery to Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time following the earlier of (i) six (6) months from the Purchase Price Date, and (ii) the effectiveness of the Second Registration Statement, Investor may, by providing written notice to Company in the form set forth on Exhibit A attached hereto (each, a “Purchase Notice”), require Company to issue and sell Purchase Shares to Investor, in accordance with the following provisions:

(i) Investor shall, in each Purchase Notice, indicate the portion of the Outstanding Balance that Investor elects to apply to the purchase of Purchase Shares pursuant to this Pre-Paid Purchase (each, a “Purchase”, and such amount, the “Purchase Amount”); provided that the Purchase Amount shall not exceed the Outstanding Balance, or result in Investor exceeding the limitation set forth in Section 3.1(b).

(ii) Each Purchase Notice shall set forth the Purchase Amount, the Purchase Share Purchase Price, the number of Purchase Shares to be issued by Company and purchased by Investor, and the remaining Outstanding Balance following the Closing (as defined below) of the Purchase.

(iii) Any Purchase Shares issued hereunder must be issued free trading in the United States to Investor pursuant to: (1) an effective Registration Statement (as defined in the Purchase Agreement); or (2) an applicable exemption from registration (e.g., Rule 144).

(iv) If, at any time following the occurrence of an Alternate Purchase Price Event, the Alternate Purchase Price is less than the Floor Price, Investor shall have the right, at any time during the continuance of such condition, to deliver a written redemption notice to Company requiring Company to redeem up to $350,000.00 of the Outstanding Balance per calendar month, with each such redemption payment to be made by Company to Investor within five (5) Trading Days following Company’s receipt of such redemption notice.

(b) If, at any time after the date that is six (6) months from the Purchase Price Date, Investor is prohibited from selling Purchase Shares in the United States as a result of restrictions on the resale of the Purchase Shares imposed by Canadian Securities Laws (as defined in the Purchase Agreement) or having a restricted securities legend imposed by Canadian Securities Laws removed in connection therewith, then the applicable Purchase Amount will be payable in cash within three (3) Trading Days of delivery of a Purchase Notice, provided Investor has confirmed in writing, in a form reasonably satisfactory to the Company, that: (a) Investor is selling the Purchase Shares through the facilities of a United States securities exchange; (b) Investor will not, knowingly distribute the Purchase Shares within Canada or through the facilities of a Canadian stock exchange; (c) neither Investor nor any person or entity acting on its behalf will pre-arrange or effect a sale of the Purchase Shares to a purchaser in Canada; and (d) the Purchase Shares will not be sold as part of any transaction or series of transactions that is part of a plan or scheme to avoid the prospectus requirements in connection with a distribution of the Purchase Shares to a person or entity in Canada. The foregoing is subject to any such sale otherwise being made in compliance by Investor with Canadian Securities Laws.

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(c) Ownership Limitation. Notwithstanding anything to the contrary contained in this Pre-Paid Purchase or the other Transaction Documents (as defined in the Purchase Agreement), Company shall not effect any issuance of Purchase Shares pursuant to this Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Investor (together with its affiliates) to beneficially own a number of Common Shares exceeding 9.99% of the number of Common Shares outstanding on such date (including for such purpose the Common Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

3.2. Closings. The closing of each purchase and sale of Purchase Shares (each, a “Closing”) shall take place in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Purchase (and, in any event, not later than two (2) Trading Days after such receipt), Company will, or will cause its transfer agent to, electronically transfer such number of Purchase Shares to be purchased by Investor (as set forth in the Purchase Notice) by crediting Investor’s account or its designee’s account at DTC through its DWAC system or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to Investor that such share transfer has been requested. In the event that Company fails to deliver Purchase Shares by the second (2nd) Trading Day after receipt of a Purchase Notice, the Outstanding Balance shall automatically increase by two percent (2%) for each Trading Day of delay, in addition to any other remedies available to Investor hereunder; but in no event will aggregate penalty imposed on Company exceed two hundred percent (200%).

(b) In connection with each Closing, each of Company and Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Pre-Paid Purchase in order to implement and effect the transactions contemplated herein.

4. Events of Default and Remedies.

4.1. Event of Default. The following are events of default under this Pre-Paid Purchase (each, “Event of Default”): (a) Company fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Company fails to deliver any Purchase Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Company makes a general assignment for the benefit of creditors; (f) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Company; (h) Company fails to observe or perform any covenant set forth in Section 4 or Section 5 of the Purchase Agreement and such failure is not remedied by Company within five (5) Trading Days of receiving notice of such failure by Investor, except in the case of Section 4(i), Section 5.1, Section 5.3 or Section 5.4 of the Purchase Agreement, then Company will have ten (10) Trading Days of receiving notice of such failure by Investor to remedy such failure; (j) the occurrence of a Fundamental Transaction without Investor’s prior written consent, unless such Fundamental Transaction contains a closing condition that all outstanding Pre-Paid Purchases are repaid in full upon consummation of the transaction; (k) at any time during the period beginning on the effective date of the Second Registration Statement and ending on the date the Purchase Shares are eligible for resale under Rule 144, the Second Registration Statement is suspended, halted, declared ineffective or otherwise unavailable for Investor to sell Purchase Shares; (l) any money judgment is entered or filed against Company or any subsidiary of Company or any of its property or other assets for more than $2,500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Investor; (m) Company fails to be DWAC Eligible; (n) Company defaults or otherwise fails to observe or perform any covenant or obligation of Company contained herein or in any other Transaction Document (as defined in the Purchase Agreement) in any material respect, other than those that have a contractual remedy imposed, including in this Section 2, this Section 3.2(a) and other than those specifically set forth in this Section 4.1 or Section 4 or Section 5 of the Purchase Agreement; or (o) any representation or warranty in any other Transaction Document is false, incorrect, incomplete or misleading in any material respect when made or furnished. In the event of any breach of Section 4.1(k) or (n), then Investor shall provide Company with notice of such breach and if such breach is not remedied by Company within ten (10) Trading Days of receiving notice of such breach by Investor, then the default remedies in Section 4.2 shall apply.

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4.2. Default Remedies. At any time and from time to time following the occurrence of any Event of Default after taking into account any cure period in Section 4.1, Investor may accelerate this Pre-Paid Purchase by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses 4.1(c) – 4.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Event of Default shall become immediately and automatically due and payable in cash. At any time following the occurrence of any Event of Default, upon written notice given by Investor to Company, the Outstanding Balance will automatically increase by ten percent (10%) and interest will accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, Investor may continue making Purchases pursuant to Section 3 at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration described herein, Investor need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Investor may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Investor at any time prior to payment hereunder and Investor shall have all rights as a holder of the Pre-Paid Purchase until such time, if any, as Investor receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Investor’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Purchase Shares pursuant to a Purchase as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Company acknowledges that this Pre-Paid Purchase is an unconditional, valid, binding and enforceable obligation of Company not subject to offset, deduction or counterclaim of any kind. Company hereby waives any rights of offset it now has or may have hereafter against Investor, its successors and assigns, and agrees to make the payments or Purchases called for herein in accordance with the terms of this Pre-Paid Purchase.

6. Waiver. No waiver of any provision of this Pre-Paid Purchase shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

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7. Opinion of Counsel. In the event that an opinion of counsel is needed for Purchases under this Pre-Paid Purchase, Investor has the right to have any such opinion provided by its counsel.

8. Governing Law; Venue. This Pre-Paid Purchase shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-Paid Purchase shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Pre-Paid Purchase, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Pre-Paid Purchase shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Pre-Paid Purchase.

12. Assignments. Company may not assign this Pre-Paid Purchase without the prior written consent of Investor. This Pre-Paid Purchase and any Purchase Shares issued upon Purchase of this Pre-Paid Purchase may be offered, sold, assigned or transferred by Investor, in each case in compliance with applicable securities laws, without the consent of Company.

13. Notices. Whenever notice is required to be given under this Pre-Paid Purchase, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Usury. If any provision of this Pre-Paid Purchase would oblige Investor to make any payment of interest or other amount payable to Investor in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Investor of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Investor of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest; and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). For greater certainty, this provision applies to the aggregate of all interest, fees, charges and other amounts constituting interest for purposes of Section 347 of the Criminal Code (Canada) under this Pre-Paid Purchase and the other Transaction Documents.

15. Liquidated Damages. Investor and Company agree that in the event Company fails to comply with any of the terms or provisions of this Pre-Paid Purchase, Investor’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Investor and Company agree that any fees, balance adjustments, Default Interest or other charges assessed under this Pre-Paid Purchase are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Investor’s and Company’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

16. Severability. If any part of this Pre-Paid Purchase is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Investor to the fullest extent permitted by law and the balance of this Pre-Paid Purchase shall remain in full force and effect.

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IN WITNESS WHEREOF, Company has caused this Pre-Paid Purchase to be duly executed as of the Effective Date.

COMPANY:

BirchBioMed Inc.

By:
Mark S. Miller, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

INVESTOR:

Streeterville Capital, LLC

By:
John Fife, President

[Signature Page to Pre-Paid Purchase #1]

ATTACHMENT 1

DEFINITIONS

For purposes of this Pre-Paid Purchase, the following terms shall have the following meanings:

A1. “Alternate Purchase Price” means the greater of (i) ninety percent (90%) multiplied by the lowest VWAP during the ten (10) Trading Day period preceding the applicable measurement date or (ii) the Floor Price.

A2. “Alternate Purchase Price Event” means the occurrence of any of the following events: (a) Company receives a non-compliance notice from the Nasdaq Listing Qualifications Department; (b) beginning one hundred fifty (150) days following the Initial Listing Date, the market capitalization of Company falls below $50,000,000.00 for ten (10) or more consecutive Trading Days; or (c) beginning one hundred fifty (150) days following the Initial Listing Date, the Pre-Paid Purchase Outstanding Balance (as defined in the Purchase Agreement) is greater than $0.

A3. “Common Shares” means the common shares of Company.

A4. “DTC” means the Depository Trust Company or any successor thereto.

A5. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A6. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A7. “DWAC Eligible” means that (a) Company’s Common Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Purchase Shares are otherwise eligible for delivery via DWAC; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Purchase Shares via DWAC.

A8. “Fixed Price” means 100% of the Nasdaq Valuation Price.

A9. “Floor Price” means $4.00 per share (as adjusted for any stock splits, combinations, or other similar events).

A10. “Fundamental Transaction” means that (a) (i) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into any other person or entity, other than internal reorganizations of Company, (ii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of Company (not including any shares of voting stock of Company held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Company or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or any preferred shares, other than an increase in the number of authorized Common Shares, (vi) Company transfers any material asset to any Subsidiary, affiliate, person or entity under common ownership or control with Company, or (vii) Company pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of Company. For the avoidance of doubt, Company or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Pre-Paid Purchase is repaid in full upon consummation of the transaction.

Attachment 1 to Pre-Paid Advance #1, Page 1

A11. “Initial Listing Date” means the first Trading Day that the Common Shares trade on Nasdaq.

A12. “Nasdaq Valuation Price” means either (a) the Valuation based Bid Price or (b) the Compelling Evidence-based Bid Price, as submitted by Company and accepted by Nasdaq in Company’s direct listing application with Nasdaq, and calculated in accordance with Nasdaq Listing Rule IM-5405-1 or 5505-1, as applicable.

A13. “Outstanding Balance” means as of any date of determination, the initial principal amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Purchases, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Purchases, and any other fees or charges incurred under this Pre-Paid Purchase.

A14. “Purchase Notice Date” means the date the applicable Purchase Notice is delivered by Investor to Company.

A15. “Purchase Price Date” means the date the Purchase Price is delivered by Investor to Company.

A16. “Purchase Shares” means the Common Shares purchased pursuant to this Pre-Paid Purchase.

A17. “Purchase Share Purchase Price” means (a) the Fixed Price prior to the occurrence of an Alternate Purchase Price Event; and (b) the lower of the Fixed Price and the Alternate Purchase Price following the occurrence of Alternate Purchase Price Event.

A18. “Trading Day” means any day on which Company’s principal market is open for trading.

A19. “VWAP” means the volume weighted average price of the Common Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, measured from 9:30 AM Eastern Time to 4:00 PM Eastern Time and as reported by Bloomberg.

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Attachment 1 to Pre-Paid Advance #1, Page 2

EXHIBIT A

PURCHASE NOTICE

The undersigned, Streeterville Capital, LLC (“Investor”), hereby certifies, with respect to the purchase of Common Shares of BirchBioMed Inc. (“Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Pre-Paid Purchase #1, dated as of ________, 2026 (as amended and supplemented from time to time), as follows:

A. Purchase Notice Date: ____________

B. Purchase Amount: ____________

C. Purchase Share Purchase Price: ____________

D. Number of Purchase Shares Due to Investor: ____________________

E. Outstanding Balance Following Purchase: ____________

Please transfer the Purchase Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

Investor:

Streeterville Capital, LLC

By:
John Fife, President